UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 29, 2016

SUNOPTA INC.
(Exact name of registrant as specified in its charter)

Canada	001-34198	Not Applicable
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

2233 Argentia Road, Suite 401
Mississauga, Ontario, L5N 2X7, Canada
(Address of Principal Executive Offices)

(905) 821-9669
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

On July 29, 2016, SunOpta Global Organic Ingredients, Inc. (“SGOI”), a wholly owned subsidiary of SunOpta Inc. (“SunOpta”), entered into a Mutual Release and Settlement Agreement (the “Settlement Agreement”) with Plum, PBC (“Plum”), Campbell Soup Company (“Campbell”), Cheer Pack North America, LLC, Gualapack S.P.A. Hosokawa Yoko Co., Ltd, CDF Corporation and Secure HY Packaging Co., Ltd. The Settlement Agreement resolves the disputed issues among the parties in connection with the litigation filed by Plum against SGOI in the Lehigh County Court of Common Pleas, which arose out of a voluntary recall by Plum of certain products manufactured by SGOI at its Allentown, Pennsylvania facility in 2013.

Pursuant to the terms of the Settlement Agreement, SGOI will pay Campbell $5 million in cash and provide Campbell with rebates of up to $4 million over a four-year period in connection with Plum’s purchases of pouch products and Campbell’s purchases of aseptic broth products pursuant to manufacturing and supply agreements, as amended, between the parties and their affiliates. In order to obtain the entire $4 million in rebates, Plum and Campbell must order a certain minimum volume of pouch and aseptic broth products within each of the designated twelve-month periods over the four-year period. In connection with the Settlement Agreement, SunOpta expects to record a charge of $9 million in the second quarter of 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOPTA INC.

By:	/s/ Robert McKeracher

Robert McKeracher
Vice President and Chief Financial Officer

Date:	August 4, 2016